DISNEY AND MATTEL TO SIGN AGREEMENT EXPANDING
                 MATTEL'S PRODUCTION OF DISNEY CHARACTERS

     LOS ANGELES, April 3, 1996 -- Disney Consumer Products and Mattel, Inc. today announced that they have signed a letter of intent for a new expanded strategic alliance, which will guarantee Mattel worldwide toy rights for all upcoming Disney television and film properties, including the productions of Walt Disney Pictures, Hollywood Pictures and Touchstone Pictures.
     As part of the planned agreement, Mattel is being granted the toy rights for Hercules, Disney's major animated release for 1997.
     The planned agreement spans three years, with Mattel having the right for two additional years to manage merchandise from film properties produced during the third year. It also covers a broad range of categories that include all dolls, plush, male action figures, vehicles and battery-powered ride-on toys worldwide and games and puzzles within the U.S.
     "Our dream has been to become Disney's main toy licensee, and the only piece missing over the years was that we could be involved in all of their major children's film and television properties," said Jill Barad, Mattel's president and chief operating officer. "With this agreement, our dream is coming true."
     Barton K. Boyd, president, Disney Consumer Products, said "Throughout our relationship, Mattel has demonstrated outstanding creativity and excellence in taking our celluloid images and developing them into exciting three dimensional toys. We are excited to expand our relationship with Mattel and have its talented staff working with our artists and producers to develop products based on our upcoming theatrical motion pictures and TV shows."
     The Disney/Mattel relationship began in 1988, when Disney granted Mattel the licensing rights to produce a line of infant and preschool toys incorporating standard Disney characters such as Mickey Mouse, Donald Duck and Pluto. The two companies signed a strategic alliance in 1991 that expanded the toy license to include additional entertainment characters and toy categories and Mattel participation in attractions at Disneyland, Walt Disney World and Disneyland Paris.
     In 1996, Mattel will market products based on Disney's 34th animated film, The Hunchback of Notre Dame; the new live action adaptation of 101 Dalmatians to be released in December, and the new animated TV series based on Disney's successful hockey team, The Mighty Ducks.


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